Exhibit 23.2


                         Consent of Ernst & Young LLP
                           Independent Auditors


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3, No. 333-100897) and related Prospectus of Independence Community Bank Corp. for the registration of 520,716 shares of its common stock and to the incorporation by reference therein of our report dated February 5, 2002, with respect to the consolidated financial statements of Independence Community Bank Corp. included in its Annual Report (Form 10-K) for the nine months ended December 31, 2001, filed with the Securities and Exchange Commission.

                                   /s/ Ernst & Young LLP

New York, New York
March 26, 2003